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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                MIM CORPORATION


          THE UNDERSIGNED, for the purpose of amending and restating the certificate of incorporation of MIM Corporation, the original certificate of incorporation of which was filed with the Secretary of State of Delaware on March 22, 1996, does hereby certify as follows:

          FIRST: The name of the Corporation is MIM Corporation.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is forty-five million (45,000,000) shares, par value one-one hundredth of a cent ($.0001) per share, of which forty million (40,000,000) shares are designated as Common Stock and five million (5,000,000) shares are designated as Preferred Stock.

          FIFTH: The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the Delaware General Corporation law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of each such series and the qualifications, limitations, or restrictions thereof. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have powers, preferences and relative rights and shall be subject to qualifications, limitations and restrictions identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

          SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation except as otherwise specifically provided therein.
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          SEVENTH:  Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed by the Corporation under the provisions of Ssection 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Sesction 279 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

          EIGHTH: A director of the Corporation shall have no personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor or additional provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

          The Corporation not having received any payment for any of its stock, the above amendment and restatement was duly adopted in accordance with the provisions of Sections 141(f), 241 and 245 of the Delaware General Corporation Law by written unanimous consent of the directors of the Corporation.

         Dated:  May 24, 1996.



                              /s/ E. David Corvese
                              -----------------------------------------
                              E. David Corvese, Chief Executive Officer



                              /s/ Douglas C. Leonard
                              ---------------------------------------
                              Douglas C. Leonard, Assistant Secretary


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